2Q-960 DC CS

24495570002

MINNESOTA SECRETARY OF STATE

AMENDMENT OF ARTICLES OF INCORPORATION

READ INSTRUCTIONS LISTED BELOW, BEFORE COMPLETING THIS FORM.

1. **Type or print in black ink.**
2. **There is a $35.00 fee** payable to the Secretary of State for filing this "Amendment of Articles of Incorporation".
3. Return Completed Amendment Form and Fee to the address listed on the bottom of the form.

CORPORATE NAME: (List the name of the company prior to any desired name change)

Multiband Corporation

This amendment is effective on the day it is filed with the Secretary of State, unless you indicate another date, no later than 30 days **after** filing with the Secretary of State.

08/07/2007
Format (mm/dd/yyyy)

The following amendment(s) to articles regulating the above corporation were adopted: (Insert full text of newly amended article(s) indicating which article(s) is (are) being amended or added.) If the full text of the amendment will not fit in the space provided, attach additional numbered pages. (Total number of pages including this form 3)

ARTICLE III

See attached

This amendment has been approved pursuant to *Minnesota Statutes chapter 302A or 317A*. I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.

____
(Signature of Authorized Person)

Name and telephone number of contact person: Steven Bell (763) 504-3051
Please print legibly

If you have any questions please contact the Secretary of State's office at **(651)296-2803.**

RETURN TO: Secretary of State, Business Services Division
180 State Office Bldg., 100 Rev. Dr. Martin Luther King Jr. Blvd
St. Paul, MN 55155-1299, (651)296-2803
Make Check Payable to the "Secretary of State". Your cancelled Check is your receipt.

All of the information on this form is public and required in order to process this filing. Failure to provide the requested information will prevent the Office from approving or further processing this filing.

Articles of Amendment
To
Articles of Incorporation
Of
Multiband Corporation

Pursuant to Minnesota Statutes, Section 302A, 402, Subd. 3(b) and Section 302A.139

Multiband Corporation, a Minnesota corporation (the "Corporation"), certifie s to the Minnesota Secretary of State as follows:

1. Under the Corporation's current Articles o f Incorporation, the Corporation's authorized stock consists of one-hundred million (100,000,000) shares of capital stock, without par value. The Corporation presently has approximately 35,598,714 shares of Common Stock issued and outstanding and an aggregate of approximately 25,106,092 shares of Common Stock reserved for the future issuance under the Corporation's st ock plans, for Preferred Stock and investor notes convertible into Common Stock and for outstanding warrants to purchase the Corporation's Common Stock shares. The Corporation presently has no shares of Undesignated Preferred Stock issued and outstanding.

2. On July 18, 2007 the Board of Directors of the Corporation, acting pursuant to Minnesota Statutes, Section 302A.402, authorized and declared a 1-for-5 reverse stock split of the Corporation's outstanding Common Stock. Following such stock split, the Corporation would have approximately 7,119,742 shares of Common Stock issued and outstanding and an aggregate of approximately 5,021,218 shares of Common Stock reserved for future issuance under the Corporation's stock plans, for Preferred Stock and investor notes convertible into Common Stock and for outstanding warrants to purchase the Corporation's Common Stock shares, or a total of 12,140,960 Common Shares issued and outstanding and reserved for future issuance.

3. Minnesota Statutes, Section 302A.402, Subd. 3(a) provides that in effecting a share division under that subsection, the board of directors of a corporation may amend the corporation's articles of incorporation to increase or decrease the number of authorized shares. The Board of Directors of the Corporation has determined that in implementing the stock split referred to in Paragraph 2 above, it is in the best interests of the Corporation and its shareholders to decrease the Corporation's authorized Common Stock by amending the Corporation's Articles of Incorporation in the manner hereinafter set forth.

4. Pursuant to Minnesota Statutes, Section 302A.402, Subd. 3(b), the Corporation hereby certifies that:

(a) The amendment set forth below will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series of the Corporation.

(b) The amendment set forth below will not result in the percentage of authorized shares of any class or series that remains unissued after the stock split referred to above exceeding the percentage of authorized shares of that class or series that were unissued before such stock split.

5. Pursuant to Minnesota Statutes, Section 302.139, the Corporation states that the name of the Corporation is Multiband Corporation; that the amendment set forth below has been adopted pursuant to Minnesota Statutes, Chapter 302A and, more specifically has been adopted by the Board of Directors of the Corporation acting alone pursuant to Minnesota Statutes, Section 302A.402, Subd. 3; and that the amendment adopted is as follows:

Article III of the Corporation's Articles of Incorporation is hereby amended to read in its entirety as follows:

Authorized Shares: The authorized capital stock of this Corporation shall consist of Twenty Million (20,000,000) shares, which shares shall be without par value; provided, however, that such shares have a par value of one cent per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of a corporation.

3.1 The Board of Directors may, from time to time, establish by resolution, different classes or series of shares and may fix the rights and preferences of said shares in any class or series.

3.2 The Board of Directors shall have the authority to issue shares of a class or series to holders of shares of another class or series to effectuate share dividends, splits or conversion of its outstanding shares.

6. These Articles of Amendment shall become effective at 8:00 a.m. CDT on August 7, 2007.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by the officer named below on July 27, 2007.

MULTIBAND CORPORATION

By: [signature]

Steven Bell
Secretary

STATE OF MINNESOTA
DEPARTMENT OF STATE
FILED

JUL 27 2007

Mark Ritchie
Secretary of State